Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2005 Results

Louisville, KY, May 9, 2005 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the thirteen week period ended March 29, 2005.

	First Quarter
($000’s)	2005	2004	% Change

Total revenue	111,067	83,898	32
Income from operations	13,777	10,679	29
Net income (1)	8,958	5,006	79
Diluted EPS (1)	$0.25	$0.19	26

(1) 2004 net income and diluted EPS include pro forma provisions for income taxes as reflected on the Condensed Consolidated Statements of Income as prior to the Company’s IPO, the Company operated as a limited liability company and, as such, was not subject to income taxes.

Other highlights for the quarter include:

•                  Four company and one franchise restaurant opened;

•                  Comparable restaurant sales increased 6.7% at company restaurants and 6.1% at franchise restaurants;

•                  Restaurant operating costs, as a percentage of sales, were flat to the first quarter of 2004. Higher food costs were offset by lower labor and other operating costs;

•                  General & administrative costs increased 24 basis points as a percentage of revenue quarter-over-quarter, reflecting increased public company costs; and,

•                  Net income grew 79% versus the first quarter of 2004 due to solid improvement in restaurant profitability, plus a significant reduction in interest and minority interest expense resulting from the Company’s recent IPO. This was offset by a substantial increase in the number of diluted shares outstanding resulting from the initial public offering.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse commented, “We are very pleased to have begun 2005 with solid sales and earnings momentum.  Our new restaurant openings continue to perform well and we are on track to deliver our development plan for 2005. We believe our performance is a reflection of a total team effort and the ability to remain focused on providing each and every guest with Legendary Food and Legendary Service.”

Acquisition of Franchise Restaurants

In the Company’s fourth quarter 2004 earnings press release, Texas Roadhouse announced its intention to begin acquiring franchise restaurants subject to the approval of the Company’s Board of Directors and to the results of customary due diligence investigations. Management continues to expect to close its first round of these acquisitions, which are now expected to include 7 to 11 restaurants, in the third quarter of 2005. The Company will provide specific financial guidance once these acquisitions are complete.

Outlook for 2005

The Company reported that comparable restaurant sales for the first 5 weeks of the 13 week second fiscal quarter ending June 28, 2005 increased approximately 7.5% over the comparable 2004 period.  Based on the first quarter results, second quarter to date comparable restaurant sales, and other assumptions listed below for 2005, management currently estimates that it will achieve diluted earnings per share of $0.88 to $0.89 for 2005:

•                  Revenue of approximately $453 million, an increase of 24% as compared to 2004;

•                  New restaurant openings of 20 company-owned and 8 franchise;

•                  Comparable restaurant sales growth of +3.5% to +4.5%;

•                  Restaurant operating costs as a percent of sales increase of 25 to 50 basis points;

•                  Effective tax rate of 35.3%; and

•                  Weighted average diluted shares of approximately 36.7 million.

The Company is hosting a conference call today, Monday, May 9, 2005 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 299-9086 and the pass code is 97392040.  A replay of the call will be available until May 16, 2005.  To access the replay, please dial (888) 286-8010, and use 17730548 as the pass code.

There will be a simultaneous web cast conducted at the Company’s web site at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates just over 200 restaurants system-wide in 37 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2005, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during full year 2005, the sales at these and our other company-owned and franchised locations, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

	First Quarter		Change
	2005	2004	vs LY

Restaurant openings
Company	4	2	2
Franchise	1	1	0
Total	5	3	2

Restuarants open at the end of the quarter
Company	111	89	22
Franchise	87	76	11
Total	198	165	33

Company-owned restaurants

Restaurant sales	108,607	81,893	32.6%
Store weeks	1,408	1,132	24.4%
Comparable restaurant sales growth (1)	6.7%	10.4%
Average unit volume (2)	993	930	6.8%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.0%	34.4%	62	bps
Labor	26.9%	27.2%	(27	)bps
Rent	1.9%	2.0%	(11	)bps
Other operating	16.0%	16.3%	(27	)bps
Total	79.8%	79.9%	(3	)bps

Franchise-owned restaurants

Franchise royalties and fees	2,460	2,005	22.7%
Store weeks	1,118	966	15.7%
Comparable restaurant sales growth (1)	6.1%	8.6%
Average unit volume (2)	942	881	6.9%

Pre-opening expense	1,035	896	15.5%

General & administrative expenses	6,310	4,569	38.1%
As a % of revenue	5.7%	5.4%	24	bps

Interest (income) expense	(43)	1,027	-104.2%
Minority interest	27	1,959	-98.6%

(1)     Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)     Average unit volume includes sales from restaurants open 6 months as of the beginning of the measurement period.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	13 Weeks Ended
	March 29, 2005	March 30, 2004
Revenue:
Restaurant sales	$108,607	$81,893
Franchise royalties and fees	2,460	2,005

Total revenue	111,067	83,898

Costs and expenses:
Restaurant operating costs:
Cost of sales	38,034	28,173
Labor	29,243	22,275
Rent	2,037	1,623
Other operating	17,383	13,334
Pre-opening	1,035	896
Depreciation and amortization	3,248	2,349
General and administrative	6,310	4,569

Total costs and expenses	97,290	73,219

Income from operations	13,777	10,679

Interest (income) expense, net	(43)	1,027
Minority interest	27	1,959
Equity income from investments in unconsolidated affiliates	52	44

Income before taxes	$13,845	$7,737
Provision for income taxes	4,887	—
Net income	$8,958	$7,737

		Pro forma

Historical net income		$7,737
Pro forma provision for income taxes		2,731

Net income adjusted for pro forma provision for income taxes		$5,006

Net income per common share:
Basic	$0.27	$0.21

Diluted	$0.25	$0.19

Weighted average shares outstanding:
Basic	33,674	23,727

Diluted	36,350	25,735